Exhibit 99.1

deCODE genetics Announces Third Quarter 2007 Financial Results

Reykjavik, ICELAND, November 5, 2007 – deCODE genetics (Nasdaq:DCGN) today announced its consolidated financial results for the quarter ended September 30, 2007. A conference call to discuss the quarter’s results and recent operating highlights will be webcast live tomorrow, Tuesday, November 6, at 8:00am Eastern Standard Time/1pm GMT (details below).

Net loss for the quarter ending September 30, 2007 was $24.2 million, compared to $23.6 million for the third quarter 2006. Net loss for the first nine months of 2007 was $63.1 million, compared to $62.2 million for the first nine months of last year. Basic and diluted net loss per share was $0.40 for the third quarter 2007, unchanged from the same period last year. For the first nine months of 2007, basic and diluted net loss per share was $1.03, compared to $1.11 for the first nine months of last year. At the close of the third quarter 2007, the company had approximately 61.7 million shares outstanding.

Revenue for the third quarter this year was $10.9 million, compared to $8.6 million for the same period a year ago. For the first nine months of 2007, revenue was $27.1 million, compared to $29.1 million for the same period last year. As of September 30, 2007, the company had $15.2 million in deferred revenue that will be recognized over future reporting periods. The largest single factor in the period-on-period increase in revenue for the third quarter, and in the company’s deferred revenue, is the growth of the company’s genotyping business.

Research and development expense was $14.1 million for the third quarter of this year, compared to $14.2 million for the same period last year. For the first nine months of 2007, R&D expense was $41.3 million, compared to $42.9 million for the first nine months of 2006. Our research and development expense this year reflects the advancement of our drug development programs, the launch of our first three DNA-based tests for gauging individual risk of common diseases, and the acceleration of our gene and target discovery work in several major disease areas.

Selling, general and administrative expense for the third quarter of 2007 was $7.1 million, compared to $6.9 million for the 2006 period. For the first nine months of the year, SG&A expense was $19.4 million in 2007 and $16.6 million in 2006. The increases in SG&A expense year-on-year reflect the build-up of our diagnostics business as well as increased salary and stock-based compensation expense in the 2007 periods.

At September 30, 2007, the company had $118.6 million in cash, cash equivalents and investments, including restricted cash equivalents, compared to $152.0 million at December 31, 2006.

“The success of our gene discovery work is giving us a steady stream of novel targets for both diagnostics and therapeutics in major therapeutic areas. With the launch of deCODE AF™ and deCODE MI™, we have continued in the past quarter to expand our portfolio of DNA-based risk predisposition tests, offering new tools for focusing and improving disease prevention. More such products, including tests in glaucoma and other conditions, as well as a service through which individuals can begin to learn about their own genome, are on the way in the coming months,” said Kari Stefansson, CEO of deCODE.

“In our drug development program targeting the leukotriene pathway for the prevention of heart attack, DG051 is now in a phase IIa trial that will aid us in dose selection for a larger Phase II study scheduled for early next year, and we expect to complete our bioequivalence analysis for our lead reformulation for DG031 before the end of 2007. With DG041, our Phase II anti-platelet compound, we have recently completed two studies confirming the lack of undesirable drug-drug interactions, as well as a pharmacology study of its effects in the presence and absence of aspirin. The results of that study provide further evidence that DG041 inhibits platelet activation and aggregation through a crucial pathway that is not targeted by existing medications. In order to manage risk and expand our therapeutic pipeline, we are actively investigating partnership opportunities for these and earlier stage programs. Our financial results this year demonstrate our ability to create valuable assets through product development while leveraging our capabilities to generate near-term revenue streams,” Dr. Stefansson concluded.

Recent highlights include:

Product Development

•                  Heart attack. In its drug development program targeting the leukotriene pathway for the prevention of heart attack, deCODE last month began enrolling patients for its Phase IIa clinical trial for DG051, the company’s leukotriene A4 hydrolase inhibitor. In Phase I studies completed earlier this year, DG051 significantly reduced the production of leukotriene B4 (LTB4) in a dose dependent manner. LTB4 is a pro-inflammatory molecule that deCODE’s gene discovery and functional biology work identified as a key factor in modulating risk of heart attack. The Phase I studies showed DG051 to be safe and well-tolerated at all dose levels tested, with a favourable pharmacokinetic profile. DG051 was also recently evaluated in a 28-day Phase I study that further demonstrated that the drug can deliver significant, sustained reductions in LTB4 levels with once-daily dosing. The Phase IIa is a randomized, double-blind, placebo-controlled trial that will examine the impact of DG051 on the production of LTB4 as well as the compound’s pharmacokinetic and safety and tolerability profiles in heart patients. The company will use the results from this study to inform dose selection for a larger Phase IIb trial planned to commence early next year. The company is at the same time advancing the reformulation of DG031, which also targets the leukotriene pathway for the prevention of heart attack. The company has completed an accelerated 3-month stability study with its lead reformulation and expects to complete pharmacokinetic analysis of its bioequivalence study before the end of this year.

•                  DG041 for arterial thrombosis. In the past quarter deCODE has successfully completed additional clinical studies with DG041, its novel, first in class antagonist of the EP3 receptor for prostaglandins E2. deCODE is developing DG041 as a next-generation oral anti-platelet therapy – a mechanism specific means of preventing arterial thrombosis without increasing bleeding time. Clinical studies completed early this summer demonstrated that in a concentration-dependent manner DG041 dramatically inhibits platelet activation mediated through vasodilator-stimulated phosphoprotein (VASP) as well as platelet aggregation. Moreover, the desired effect on VASP – a biomarker useful for gauging platelet activation - appears to be achievable at doses lower than previously anticipated. The company has built on those results in the past quarter with the completion of two drug-drug interaction studies that showed DG041 to have a very satisfactory DDI profile. Moreover, in a double-blind, placebo-controlled clinical study, DG041 was shown to have the desired effect on VASP, and in a significant and concentration-dependent manner, irrespective of whether subjects were also receiving aspirin. This supports DG041’s development as a compound targeting a key mechanism involved in the formation of thrombi in the vasculature but that is not addressed by existing drugs. The company is now planning a similar study to analyze the safety and pharmacodynamic effect of DG041 in the presence and absence of clopidogrel (Plavix™) alone, and well as clopidogrel and aspirin. The results of that study will likewise be used to provide a detailed understanding of the relevant biomarkers to be analyzed in a Phase IIb trial of DG041, in vascular disease patients many of whom will be concomitantly receiving other therapies.

•                  Diagnostics: deCODE MI™. Following the launch earlier this year of deCODE T2™ and deCODE AF™, the company in October launched its third reference laboratory test for gauging individual risk of common diseases. deCODE MI™ detects single-letter variations in the genome (called SNPs) that the company has associated with increased risk of myocardial infarction (MI), or heart attack. The SNPs are located on chromosome 9 and were discovered by deCODE earlier this year. As described in the journal Science in July, deCODE scientists found that people who carry two copies of these variants are at double the risk of suffering an early heart attack – before the age of 50 in men and 60 in women – than are those who do not carry them. Heart attack remains the leading cause of death in the industrialized world and early-onset events are particularly dangerous because they frequently take both patients and doctors by surprise. The risk factor detected by deCODE MI™ is independent of other risks such as cholesterol, obesity and smoking, and therefore provides a means of identifying individuals who may derive particular benefit from earlier and more aggressive prevention efforts.

Target Discovery

•                  Glaucoma. In August, deCODE scientists published the discovery of two common SNPs that appear to account for virtually all cases of a major subtype of glaucoma. The SNPs are located in the LOXL1 gene on chromosome 15, and confer respectively 26-fold and 8-fold increases in risk of exfoliation glaucoma compared to the low-risk versions of the same markers. Approximately 25% of those in the Icelandic and Swedish study cohorts were found to have two copies of the highest risk variant, putting them at approximately 100 times the likelihood of developing exfoliation glaucoma (XFG) as are individuals with the low risk version of the same SNP. The LOXL1 protein encoded by the gene is involved in the formation of elastin fibers which, when they accumulate in the eye, cause XFG. The company is using this discovery to create a DNA-based diagnostic test that can aid in risk assessment and early detection of XFG, enabling earlier therapeutic intervention to relieve pressure on the optic nerve and minimize vision loss.

•                  Pigmentation. deCODE has discovered variations in the human genome that influence pigmentation of hair, eyes and skin. By studying more than 300,000 SNPs (single-letter variants in the human genome) across the whole genome in close to seven thousand individuals of European origin, the deCODE team discovered several novel SNPs influencing hair, eye, and skin pigmentation, at the same time refining earlier findings influencing these traits. The findings contribute to an understanding of the molecular basis for and evolution of these most visible of characteristics, and may be useful for teasing out the biology of skin and eye disease as well as for forensic DNA analysis

About deCODE

deCODE genetics (Nasdaq:DCGN) is a global leader in applying human genetics to develop drugs and diagnostics for common diseases. Our population approach has enabled us to discover and target key biological pathways involved in conditions ranging from heart attack to cancer. We are turning these discoveries into new medicine to better treat and prevent many of the biggest challenges to public health. deCODE is delivering on the promise of the new genetics.(SM) Visit us on the web at www.decode.com, and on our diagnostics site at www.decodediagnostics.com.

Conference Call Information

A conference call, during which deCODE President and CEO Kari Stefansson and CFO Lance Thibault will discuss third quarter financial results and recent operating highlights, will be webcast tomorrow, Tuesday, November 6, at 8:00am Eastern Standard Time/1pm GMT. The webcast can be accessed via the Investors section of deCODE’s website, www.decode.com, or through www.earnings.com. A replay of the call will be available on these websites for at least one week following the call. A digitized telephone replay of the call can be accessed for the week following the call by dialing 1 800 475 6701 from the US, or +1 320 365 3844 from outside the US. The access code is 892864.

Condensed Consolidated Statements of Operations

	For the three months ended September 30,		For the nine months ended September 30,
	2007	2006	2007	2006
	in thousands, except per share amounts (unaudited)
Revenue	$10,892	$8,566	$27,060	$29,059
Operating expenses
Cost of revenue	11,976	11,357	32,050	31,666
Research and development	14,069	14,178	41,273	42,902
Selling, general and administrative	7,070	6,938	19,395	16,597
Total operating expense	33,115	32,473	92,718	91,165
Operating loss	(22,223)	(23,907)	(65,658)	(62,106)
Interest income	1,646	1,834	5,155	4,882
Interest expense	(4,019)	(1,728)	(11,488)	(5,135)
Other non-operating income and (expense), net	348	169	8,890	111
Net loss	$(24,248)	$(23,632)	$(63,101)	$(62,248)
Basic and diluted net loss per share:	$(0.40)	$(0.40)	$(1.03)	$(1.11)
Shares used in computing basic and diluted net loss per share	61,033	59,616	60,996	56,333

Condensed Consolidated Balance Sheet Data

	At September 30, 2007	At December 31, 2006
	in thousands (unaudited)
Cash and investments *	$118,641	$152,016
Total assets	186,143	215,609
Total liabilities	300,375	270,988
Total shareholders’ equity	(114,232)	(55,379)

* Cash and investments include cash equivalents and restricted cash equivalents

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, and the timing of events, to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among others, those relating to technology and product development, integration of acquired businesses, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in deCODE’s filings with the Securities and Exchange Commission deCODE undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.